Exhibit 2

Execution

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PACKETPORT.COM, INC.

PACKETPORT ACQUISITIONS, INC.

WYNDSTORM CORPORATION

Dated as of October 31, 2007

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “ Agreement ”) is made and entered into as of October 31, 2007, by and among Packetport.com, a Nevada corporation (“ Parent ”); Packetport Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“ Merger Sub ”) and Wyndstorm Corporation, a Delaware corporation (the “ Company ”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company, in the manner contemplated herein (the “ Merger ”), is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of these premises and their promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1

The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “ DGCL ”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “ Surviving Corporation .”

1.2

Effective Time. As promptly as practicable on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “ Delaware Secretary of State ”) a certificate of merger (the “ Certificate of Merger ”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the “ Effective Time ”) when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a Closing Date (the “ Closing Date ”) shall be held at the offices of Bingham McCutchen, 2020 K Street, NW., Washington, D.C. 20007, or such other place as the parties may agree upon, as soon as practicable (but in any event within ten (10) business days) following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing Date have been satisfied or waived, or at such other date as Parent and the Company may agree; provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing Date takes place is referred to herein as the “ Closing Date .” For all purposes, the Closing Date shall be effective as of 11:59 p.m. on the Closing Date.

1.3

Effects of the Merger. At and after the Effective Time, the separate existence of Merger Sub will cease, and the Company, as the Surviving Corporation and successor, shall succeed to all of the rights and property of Merger Sub and the Company, and shall be subject to all the debts and liabilities of Merger Sub and the Company except as otherwise expressly provided in reference to this Agreement.

1.4

Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to contain the provisions set forth in the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (the “ Merger Sub Certificate ”), and (b) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (the “ Merger Sub Bylaws ”), shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

2.1

Merger Consideration; Conversion of Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of the Company’s common stock (“ Company Common Stock ”) issued and outstanding immediately prior to the Effective Time shall be converted into, and shall represent the right to receive such number of shares of Parent Common Stock (as defined in Section 3.6)(such aggregate number of shares, the “ Merger Consideration ”) equaling 86% of the issued and outstanding shares of Parent Common Stock, computed on a fully diluted basis, taking into account any outstanding warrants, options or other rights with regard to Parent Common Stock. The Merger Consideration shall be allocated and distributed as set forth on Schedule 1.

2.2

Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.3

Exchange of Certificates.

(a)

Exchange Procedures .

(i)

Promptly after the Closing Date, the Surviving Corporation shall send to all the Company stockholders (the “ Stockholders ”) a notice informing such Stockholders of the consummation of the Merger, instructing such Stockholders to deliver duly endorsed stock certificates to the Surviving Corporation within the twenty (20) day period following the date of such notice (the “ Delivery Period ”). In exchange for such delivery of the stock certificates, such Stockholder shall receive, as soon as practicable after the end of the Delivery Period, stock certificates in Parent.

(ii)

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, payable at Closing Date, with respect to the shares of the Company Capital Stock that were represented by such Certificate, as provided in this Article II.

(b)

No Further Ownership Rights in the Company Common Stock. All Merger Consideration issued and/or paid and any cash payments in lieu of fractional shares upon surrender of Certificates (or affidavits) in accordance with the terms hereof shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock represented thereby, and, as of the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of shares of the Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.4.

(c)

Restrictive Legend. Each certificate evidencing shares of Parent Common Stock issued pursuant to this Agreement shall bear the following legend in conspicuous type:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III as of the date hereof and as of the Closing Date unless another date is expressly stated below or except as otherwise set forth in the Parent Disclosure Schedule attached to this Agreement.

3.1

Organization and Standing.

(a)

Each of Parent, Merger Sub and each other subsidiary of Parent is or prior to Closing Date shall be a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

(b)

Each of Parent, Merger Sub and each other subsidiary of Parent is or prior to Closing Date shall be duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where failure to be so qualified would not have a Material Adverse Effect. Parent is not in default in the performance, observance or fulfillment of any provision of the Articles of Incorporation of the Parent, as amended (the “ Parent Articles ”), or the bylaws of the Parent, as amended, as in effect on the date hereof (the “ Parent Bylaws ”), and Merger Sub and each other subsidiary of Parent is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws.

3.2

Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub has been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, other than as provided in Section 3.8. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and shall constitute the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3

Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation of the transactions contemplated hereby will:

(a)

conflict with, or result in a breach of any provision of, the Parent Articles or the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws or the governing documents of any other subsidiary of Parent;

(b)

materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance (as defined below) upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party (for purposes of this Agreement, “ Encumbrance ” means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

(c)

materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any governmental authority or (ii) applicable laws relating to Parent or any of its subsidiaries or their respective properties or assets; or

(d)

require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any governmental authority, other than (i) registrations or other actions required under federal and state securities laws or the rules and regulations of the national securities exchange or national securities quotation system on which the Parent Common Stock is then listed, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

3.4

Actions. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, including any Action which questions the validity of this Agreement or the Merger or any action taken or to be taken pursuant hereto or pursuant to the Merger, or relating to its method of doing business or its relationship with past or existing users or purchasers of any goods or services, and there is no outstanding order, writ, injunction or decree of any governmental authority against Parent or Merger Sub. With regard to the SEC Investigations (as defined and disclosed in the Parent Disclosure Schedule), Parent has no liability to the SEC and the directors and management have no liability to the SEC in excess of $275,000 in the aggregate. For purposes of this Agreement, “ Action ” means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before any court or governmental authority.

3.5

Financial Ability. At the Effective Time, Parent will have a sufficient number of shares of Parent Common Stock authorized to pay the Merger Consideration.

3.6

Capitalization of Parent.

(a)

The authorized capital stock of Parent consists of 149,000,000 common shares (the “ Parent Common Stock ”). At the date of this Agreement, (i) 22,107,520 shares of Parent Common Stock are issued and outstanding, (ii) 3,750,000 shares of Parent Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent, including pursuant to Parent’s stock option and stock purchase plans. Each outstanding share of Parent Common Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of Parent Common Stock described in this Section 3.6 have been in compliance in all material respects with applicable federal and state securities laws.

(b)

As of the date hereof, other than as set forth in clause (a) above, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Parent of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Parent Common Stock, and Parent has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Parent or any predecessor.

(c)

The shares of Parent Common Stock to be issued at the Effective Time have been duly authorized and will, at the Effective Time, be fully paid and nonassessable and issued in reliance on exceptions from the registration and qualification requirements of federal and state securities laws.

(d)

The transactions contemplated by this Agreement, including without limitation, the issuance of Parent Common Stock and the ownership of the Parent Common Stock by the Stockholders, will not create any obligation by Parent to sell or otherwise issue any shares of Parent Common Stock or any other securities, or otherwise cause the application of, any control share acquisition, shareholder approval requirement (other than the Parent Stockholder Approval), poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Articles or the laws of the state of its incorporation or other applicable law.

(e)

Prior to Closing Date, Parent Common Stock shall have been reverse split 1:20 so as to provide this transaction with between 8,000,000 and 12,000,000 shares of Parent Common Stock for consideration.

3.7

Brokerage and Finders’ Fees. Neither Parent nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Parent or any of its affiliates, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, other than to Source Capital Group, 276 Post Road West, Westport, CT 06880.

3.8

Board Recommendation; Required Vote. The Board of Directors of Parent, at a meeting duly called and held, has by the requisite vote of those directors present and constituting a quorum of the directors then in office (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and its stockholders, and (b) has recommended that the stockholders of Parent vote for approval of the issuance of Parent Common Stock.

The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock, in favor of the issuance of Parent Common Stock, if any, is the only vote of the Parent stockholders necessary to approve the issuance of the consummation of the Merger and the authorization, issuance and payment of the Merger Consideration.

3.9

Parent SEC Documents. (a) Parent has timely filed with the U.S. Securities and Exchange Commission (the “ Commission ” ) all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since July 1, 2004 under the Securities Act of 1933, as amended (the “ Securities Act ” ), or the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) (such documents, as supplemented and amended since the time of filing, collectively, the “ Parent SEC Documents ”). No subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the Commission.

(b)

The Parent SEC Documents, including any financial statements or schedules included in the Parent SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(c)

The financial statements of Parent (including the related notes) included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

3.10

Specific Matters

Parent represents and warrants that, as of the Closing Date, there is no liability to the Company or Parent regarding any of the following matters:

(a)

any matter relating to any creditor or successor in interest who trades under the name of Themis or similar related name;

(b)

any matter relating to any creditor or successor in interest who trades under the name of NewChip or similar related name;

(c)

any matter relating to any creditor or successor in interest who trades under the name of GKLZ or similar related name;

(d)

any matter relating to any creditor or successor in interest who trades under the name of Portellis or similar related name; or

(e)

any matter relating to any creditor or successor in interest who trades under the name of Transcom or similar related name.

3.11

Undisclosed Liabilities. As of the Closing Date, neither Parent nor Merger Sub has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (a) accrued liabilities disclosed on Parent’s consolidated financial statements, or in the notes thereto, not to exceed $80,000 with respect to Ronald A. Durando and $150,000 with respect to any other parties, each incurred prior to January 31, 2007, (b) additional liabilities not to exceed $50,000 incurred from January 31, 2007 through the Closing Date, each as set forth in the Parent Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Agreement are true, correct and complete, except as otherwise expressly set forth herein, as of the date hereof and as of the Closing Date unless another date is expressly stated below or as otherwise set forth in the Company Disclosure Schedule attached to this Agreement.

4.1

Organization and Standing.

(a)

Upon execution of this Agreement, the Company shall be a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

(b)

Prior to Closing Date, the Company shall be duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, except where failure to be so qualified would not have a Material Adverse Effect. The Company is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation (the “ Company Certificate ” ) or its Bylaws (the “ Company Bylaws” ), as in effect on the date hereof. Prior to Closing Date, the Company will have furnished to Parent complete and correct copies of the Company Certificate and the Company Bylaws, each as in effect prior to Closing Date. Listed in Section 4.1 of the Company Disclosure Schedule is each jurisdiction in which the Company will be qualified or licensed to do business. The Company will be in good standing in each applicable jurisdiction prior to the date of Closing Date.

4.2

Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

4.3

Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.4

Capitalization of the Company.

(a)

The authorized capital stock of the Company shall consist of 100,000 shares of Company Common Stock. At the date of this Agreement, no shares of the Company Common Stock are issued and outstanding. As of the Closing Date, adequate shares of the Company Common Stock shall be issued and outstanding, and each outstanding share of the Company Common Stock shall be duly authorized and validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of the Company Common Stock described in this Section 4.4 will be in compliance in all material respects with applicable federal and state securities laws.

(b)

As of the date hereof, other than as set forth in the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the Company Common Stock, and the Company has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Set forth in Section 4.4 of the Company Disclosure Schedule is an accurate and complete list of the names of all holders of the Company Common Stock, and the number and class of shares held by each such Stockholder. Set forth in Section 4.4 of the Company Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase the Company Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto.

4.5

Conflicts; Consents and Approvals. Except as set forth on Section 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will:

(a)

conflict with, or result in a breach of any provision of, the Company Certificate or the Company Bylaws;

(b)

materially violate or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party, including without limitation, any contract

(c)

materially violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any governmental authority or arbitrator or (ii) applicable laws relating to the Company or any of its properties or assets; or

(d)

require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any governmental authority, other than (i) registrations or other actions required under federal and state securities laws and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

4.6

Brokerage and Finders’ Fees Neither the Company nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of the Company any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement other than to Source Capital Group, 276 Post Road West, Westport, CT 06880 and to the Chairman, Richard T. Liebhaber. These obligations shall be fully resolved prior to Closing Date and will not be borne by Parent.

4.7

Financial Statements.

Attached to the Company Disclosure Schedule, as previously delivered to Parent, are complete and correct copies of the income statement and balance sheet of Company (collectively, the “ Company Financial Statements ” ). The Company Financial Statements (including the related notes) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount and to the absence of footnotes) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.8

Actions. There are no material Actions pending or, to the knowledge of the Company, threatened against the Company, including any Action which questions the validity of this Agreement or the Merger or any action taken or to be taken pursuant hereto or pursuant to the Merger, or relating to its method of doing business or its relationship with users or purchasers of any goods or services, and there is no outstanding order, writ, injunction or decree of any governmental authority against the Company.

4.9

Undisclosed Liabilities. By the time of Closing Date, the Company will have no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate other than (a) liabilities disclosed to Parent in the Company Financial Statements, (b) liabilities contemplated by this Agreement and/or set forth in the Company Disclosure Schedule, and (c) liabilities incurred or accrued after the date hereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

5.1

Mutual Covenants.

(a)

Reasonable Efforts; Notification. Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings (including other filings with governmental authorities, if any), (B) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to waive any of the conditions of the Merger set forth in Article VI as they apply to such party.

(b)

Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release and shall be issued upon the mutual agreement of the parties, on or after the date of this Agreement. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement of Parent with any national securities exchange or national securities quotation system. In addition to the foregoing, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning non-public information relating to the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, or except as required by Applicable Law.

(c)

Information Access. During the period between the execution of this Agreement and Closing Date, Parent and the Company will provide each other to reasonable access to all books and records of each other for inspection.

5.2

Covenants of Parent.

(a)

Parent shall duly call, give notice of, convene and hold a special or annual meeting of Parent stockholders (the “ Parent Stockholders Meeting ”) as soon as reasonably practicable to seek the Parent Stockholder Approval (as defined herein). In connection with the Parent Stockholders Meeting, the Board of Directors of Parent shall recommend that the stockholders of Parent vote in favor of the Parent Stockholder Approval. For purposes of the foregoing, “ Parent Stockholder Approval ” shall mean obtaining the approval of the Parent stockholders: (A) to consummate the Merger; (B) to authorize, issue and pay the Merger Consideration; (C) to carry out all other obligations of the Parent and/or Merger Sub pursuant to this Agreement; (D) to amend the Parent Articles and Parent Bylaws as reasonably necessary to effect the Merger and carry out the provisions of this Agreement and as requested by the Company; and (E) to elect to the Board of Directors those persons designated by the Company.

(b)

In connection with the foregoing, Parent shall within thirty (30) days after execution of this Agreement prepare and file with the Commission a preliminary proxy statement relating to the Parent Stockholder Approval necessary for the issuance of the Merger Consideration and consummation of the Merger (as amended or supplemented from time to time, the “ Proxy Statement ”). Each of Parent and the Surviving Corporation shall furnish all information that is required to be included in the Proxy Statement in connection with the Parent Stockholder Approval contemplated by this Agreement. To the extent any information specifically regarding the Company or any of its stockholders is required to be included in such Proxy Statement, the Company shall furnish such information. Each of Parent and the Surviving Corporation shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the Commission with respect to the Proxy Statement, and Parent shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the Commission clears the Proxy Statement. Parent shall promptly notify the Company upon the receipt of any comments from the Commission or its staff or any request from the Commission or its staff for amendments or supplements to the Proxy Statement and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the Commission and its staff, on the other hand, relating to the Proxy Statement. If at any time, any information relating to Parent, Merger Sub or the Surviving Corporation or any of their respective affiliates, officers or directors, should be discovered by Parent or the Surviving Corporation which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify the Company, and an appropriate amendment or supplement describing such information shall be filed with the Commission and, to the extent required by applicable law, disseminated to the stockholders of Parent. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), Parent shall provide the Company a reasonable opportunity to review and comment on the Proxy Statement and shall include in the Proxy Statement comments reasonably and promptly proposed by the Company.

(c)

The Proxy Statement filed by Parent will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Parent hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement furnished by Parent will, in the case of the Proxy Statement, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof, or at the date it is first filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.3

Covenants of Company, Parent and Merger Sub.

(a)

Conduct of the Company’s Operations. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization by this Agreement.

(b)

Conduct of the Parent and Merger Sub. During the period from the date of this Agreement to the Closing Date, neither Parent nor Merger Sub will engage in any business activity of any kind, acquire or dispose of any assets, incur any liabilities or obligations of any kind or enter into any binding agreements of any kind.

(c)

No Solicitation. Until the consummation of the Merger or the termination of this Agreement, neither the Company nor Parent will participate in any negotiations with or enter into any agreement with any third party relating to a merger, sale of assets (outside the ordinary course of business) or other reorganization of either the Company or Parent.

(d)

Releases. On or prior to the Closing Date (i) Parent will have obtained releases, in a form acceptable to the Company (the “ Releases ”), from each of Ronald Durando and Microphase Corporation (the “ Releasing Parties “), pursuant to which the Releasing Parties, on their behalf and on behalf of all of their successors, heirs, and assigns, fully and unconditionally release and discharge Parent, Merger Sub and their respective successors, heirs, and assigns (including the Company and its stockholders), and their respective subsidiaries, affiliates, officers, directors, agents, representatives, employees and attorneys from any and all claims, demands, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature that Releasing Parties may have against any of the foregoing; and (ii) Parent will have obtained releases or acknowledgements of terminations of agreements, in a form acceptable to the Company, for those matters (the “ Additional Released Matters ”) set forth in the Parent Disclosure Schedule. Notwithstanding the foregoing, the parties hereto agree that the Release for Ronald A. Durando shall not apply to the $80,000 due to him as set forth in Section 3.11 and the Parent Disclosure Schedule.

(e)

S-1 Registration Statement. The Company covenants that it shall include any restricted shares of Microphase, Packetport Inc. and Ronald A. Durando on the next S-1 registration statement filed by the Parent subsequent to the expiration of any lock-up period set forth in the lockup agreements required by Section 6.2(i).

ARTICLE VI

CONDITIONS

6.1

Conditions to the Obligations of Each Party. The obligations of Parent, Merger Sub, and the Company to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a)

No provision of any applicable law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any governmental authority or arbitrator shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement.

(b)

There shall not be pending any Action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

6.2

Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Company:

(a)

Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date).

(b)

Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c)

Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)

Parent Stockholder Approval shall have been obtained and the Parent Articles and Parent Bylaws shall have been amended in a manner satisfactory to the Company.

(e)

Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the Secretary of Parent certifying the attached copies of (i) Parent’s Board resolutions authorizing the transactions contemplated hereby and recommending the Parent Stockholder Approval, (ii) the Parent Articles, and (iii) the Parent Bylaws.

(f)

Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent.

(g)

All of the members of the board of directors of Parent and officers thereof shall have resigned from the Parent and executed releases in a form satisfactory to the Company.

(h)

The Releases and the Additional Released Matters shall have been obtained in a form acceptable to the Company.

(i)

Ronald A. Durando, Packetport, Inc., and Microphase Corporation shall deliver to the Company lock-up agreements relating to the options, warrants and shares (collectively, the “Equity”) that they own or to which they are entitled, which agreements are customary for the types of transactions contemplated hereby and that are reasonably acceptable to each such party. The lock-up agreement for Microphase shall contain provisions (1) preventing Microphase from selling any such Equity within the first six months following the Closing Date, (2) allowing Microphase to sell up to fifty percent (50%) of such Equity between the sixth and twelfth months following the Closing Date and (3) allowing Microphase to sell any or all of such Equity after the one-year anniversary of the Closing Date. The lock-up agreement for Ronald A. Durando and Packetport, Inc. shall contain provisions (1) allowing such parties to collectively sell no more than 50,000 shares relating to such Equity per month for the first, second and third months following the Closing Date, and (2) allowing such parties to collectively sell no more than 150,000 shares each month for the remainder of the first year following the Closing Date and (3) allowing such parties to sell any or all of such Equity after the one-year anniversary of the Closing Date; provided, that, any such sales are made in accordance with applicable securities laws.

6.3

Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

(a)

Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date).

(b)

The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time.

(c)

The Company shall have furnished Parent with an officer’s certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)

The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of them by the Secretary of the Company certifying the attached copies of (i) the Company’s Board and stockholder resolutions authorizing the transactions contemplated hereby, (ii) the Company Certificate, certified by the Delaware Secretary of State, and (iii) the Company Bylaws.

(e)

Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company.

(f)

Regarding the application of and need for amendments because of Nevada corporate law, this Agreement shall be reviewed and approved by existing Nevada counsel to the Parent, which review shall occur within five (5) business days of the execution of this Agreement and which approval shall not be unreasonably withheld.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1

Termination. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time:

(a)

by mutual written consent of Parent, Merger Sub and the Company;

(b)

by Parent or the Company:

(i)

if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Parent or the Stockholders from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall have used commercially reasonable efforts to prevent the entry of and to remove such impediment to the Merger; or

(ii)

if the Merger shall not have been consummated before November 30, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

(c)

by Parent if the Company has breached any of its representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3(a) could not be satisfied;

(d)

by Parent if there has been a Material Adverse Effect with respect to the Company;

(e)

by the Company if Parent and Merger Sub shall have breached any of their representations and warranties in Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2(a) could not be satisfied; or

(f)

by the Company if there has been a Material Adverse Effect with respect to Parent.

7.2

Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or such party’s directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

(a)

if to Parent or Merger Sub:

PacketPort.com, Inc.

587 Connecticut Avenue

Norwalk, CT 06854

Attention: Ronald A. Durando

Facsimile: (973) 256-9387

(b)

if to the Company:

Wyndstorm Corporation

2236 Cathedral Avenue

Washington, DC 20008

Attention: Marian Sabety

Facsimile: (202) 318-0887

with a copy to:

Bingham McCutchen LLP

2020 K Street, NW

Washington, DC 20006

Attention: John J. Klusaritz, Esq.

Facsimile: (202) 373-6001

8.2

Interpretation.

(a)

When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)

For the purposes of any provision of this Agreement, a “Material Adverse Effect“ with respect to any party shall be deemed to occur if any event, change or effect occurs which has or could be reasonably expected to have a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby.

8.3

Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the confidentiality agreement between Parent and the Company shall survive, and shall also survive any termination of this Agreement.

8.4

Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.5

Governing Law; Venue.

(a)

This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the state of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the state of Delaware, and any action arising out of or relating to this Agreement or the Merger shall be brought only in the appropriate federal or state court in Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.5 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

8.6

Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance; provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

8.7

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8

Expenses and Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.9

Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

8.10

Amendment. This Agreement may be amended only by an agreement in writing executed by Parent, Merger Sub and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.11

Arbitration .

Until the Closing, at which time this clause will automatically extinguish, all claims, disputes and other matters in question arising out of, or relating to this Agreement or the performance thereof, including but not limited to questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration if good faith negotiations among the parties do not resolve such claim, dispute or other matter within 10 days. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures:

(a)

Reasonable discovery shall be allowed in arbitration.

(b)

All proceedings before the arbitrators shall be held in the Commonwealth of Virginia.

(c)

The costs and fees of the arbitration, including attorneys fees, shall be allocated by the arbitrators.

(d)

The award rendered by the arbitrators shall become a final judgment and may be entered in accordance with applicable law and in any court of competent jurisdiction thereof.

(e)

The existence and resolution of the arbitrators shall be kept confidential by the parties in the same manner that other matter is kept confidential pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF , Parent, Merger Sub and the Company have signed this Agreement and Plan of Merger as of the date first written above.

Parent

By:	/s/ Ronald A. Durando
Name:	Ronald A. Durando
Title:	Chief Executive Officer and
President

Merger Sub

By:	/s/ Ronald A. Durando
Name:	Ronald A. Durando
Title:	President

THE COMPANY

By:	/s/ Marian Sabety
Name:	Marian Sabety
Title:	President and CEO